As filed with the Securities and Exchange Commission on September 18, 2003

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AGILE SOFTWARE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	77-0397905
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6373 San Ignacio Avenue

San Jose, California 95119-1200

(408) 284-4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Agile Software Corporation

Options Assumed by Agile Software Corporation

and Granted Under the

Eigner US Inc. 2001 Equity Incentive Plan, and

CIM Technologies 1998 Stock Option Plan

BRYAN D. STOLLE

Chief Executive Officer and Chairman of the Board

AGILE SOFTWARE CORPORATION

6373 San Ignacio Avenue

San Jose, California 95119-1200

(408) 284-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

SAM LAUB, ESQ. General Counsel and Secretary Agile Software Corporation 6373 San Ignacio Avenue San Jose, California 95119-1200 (408) 284-4000	SALLY RAU, ESQ. Gray Cary Ware & Freidenrich LLP 2000 University Avenue East Palo Alto, CA 94303-2248 (650) 833-2000

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Assumed Options under the Eigner US Inc. 2001 Equity Incentive Plan Common Stock ($0.001 par value)	8,087 shares	$82.66	$768,324.70	$62.16

Assumed Options under the CIM Technologies 1998 Stock Option Plan Common Stock ($0.001 par value)	7 shares	$2,150.00	$15,050.00	$1.22

TOTAL	8,094 shares		$783,374.70	$63.38

(1)	The securities to be registered include options and rights to acquire Common Stock.
(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)	As to the shares issuable pursuant to outstanding but unexercised options assumed by the Registrant under the Eigner US Inc. 2001 Equity Incentive Plan and CIM Technologies 1998 Stock Option Plan, the price is computed on the basis of the weighted average exercise price of the options.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Agile Software Corporation (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a) The Company’s latest annual report on Form 10-K pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s fiscal year ended April 30, 2003 as filed with the Commission on July 28, 2003.

(b) The Company’s quarterly report on Form 10-Q pursuant to Section 13(a) or 15(d) of the Exchange Act for the Company’s fiscal quarter ended July 31, 2003 as filed with the Commission on September 15, 2003.

(c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A12G filed on August 17, 1999 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Inapplicable.

Item 6.	Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption From Registration Claimed

Inapplicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California on September 12, 2003.

AGILE SOFTWARE CORPORATION

By:	/s/ BRYAN D. STOLLE
Bryan D. Stolle Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bryan D. Stolle and Carolyn V. Aver, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 12, 2003:

Name	Title
/s/ BRYAN D. STOLLE Bryan D. Stolle	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ CAROLYN V. AVER Carolyn V. Aver	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ KLAUS-DIETER LAIDIG Klaus-Dieter Laidig	Director

/s/ RONALD E. F. CODD Ronald E. F. Codd	Director

/s/ NANCY J. SCHOENDORF Nancy J. Schoendorf	Director

Paul Wahl	Director

/s/ GARETH CHANG Gareth Chang	Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Certificate of Incorporation of the Company is incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on August 2, 1999 ( No. 333-81387)

4.2	Bylaws of the Company are incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on August 2, 1999 (No. 333-81387)

4.3	Rights Agreement dated April 2, 2001 between Agile Software Corporation and Fleet National Bank, as Rights Agent, including the Certificate of Designation, the form of Rights Certificate and the Summary of Terms attached thereto as Exhibits A, B, and C, respectively, is incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (file No. 000-27071), filed on April 26, 2001.

5.1	Opinion of Gray Cary Ware & Freidenrich LLP.

23.1	Consent of Gray Cary Ware & Freidenrich LLP (contained in Exhibit 5.1).

23.2	Consent of PriceWaterhouseCoopers LLP, Independent Accountants.

24	Power of Attorney (contained in the signature page hereof).